                                 EXHIBIT 11.1

                               USWEB CORPORATION

      CALCULATION OF NET LOSS AND PRO FORMA NET LOSS PER SHARE (RESTATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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



                                                          Historical (1)                                Pro Forma (2)
                                   ------------------------------------------------------------  -------------------------------
                                   Three Months Ended June 30,     Six Months Ended June 30,     Three Months Ended June 30,
                                   -----------------------------  -----------------------------  -----------------------------
                                       1998            1997           1998            1997           1998           1997
                                   --------------  -------------  --------------  -------------  -------------- --------------
Net loss                             $    (64,018)   $   (15,400)   $    (80,378)  $    (21,243)    $   (54,843)   $   (47,466)
                                   --------------  -------------  --------------  -------------  -------------- --------------

Weighted average                       33,095,721      4,296,281      30,545,062      3,602,937      35,794,714     12,423,907
common shares outstanding


Shares deemed outstanding under
stock bonus arrangements for
employees of acquired companies           623,446        191,777       1,034,775         98,476       1,951,426      1,954,448
                                   --------------  -------------  --------------  -------------  -------------- --------------

Total weighted average common
shares outstanding                     33,719,167      4,488,058      31,579,837      3,701,413      37,746,140     14,378,355
                                   ==============  =============  ==============  =============  ============== ==============

Basic and diluted net loss per
share                                $      (1.90)  $      (3.43)   $      (2.55)  $      (5.74)   $      (1.45)  $      (3.30)
                                   ==============  =============  ==============  =============  ============== ==============


                                             Pro Forma (2)
                                    -----------------------------
                                      Six Months Ended June 30,
                                    -----------------------------
                                        1998           1997
                                    -------------  --------------

Net loss                               $ (126,021)    $  (120,277)
                                    -------------  --------------

Weighted average
common shares outstanding              34,502,787      12,263,157


Shares deemed outstanding under
stock bonus arrangements for
employees of acquired companies         2,212,512       1,302,965
                                    -------------  --------------


Total weighted average common
shares outstanding                     36,715,299      13,566,122
                                    =============  ==============

Basic and diluted net loss per
share                                  $    (3.43)    $     (8.87)
                                    =============  ==============
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(1)     Net loss per share is computed in accordance with SFAS No. 128,
        "Earnings Per Share," and SEC Staff Accounting Bulletin No. 98 for all periods presented. The computation excludes: (i) acquisition-related shares held in escrow ("Acquisition Shares"), (ii) Common Stock subject to repurchase rights ("Restricted Shares"), and (iii) Mandatorily Redeemable Convertible Preferred Stock prior to their conversion into Common Stock on December 5, 1997. The computation of diluted net loss per share excludes Common Stock issuable upon exercise of employee stock options and upon exercise of outstanding warrants, as their effect in all periods presented is antidilutive. Common shares deemed outstanding under stock bonus arrangements for employees of acquired companies is computed for each period by dividing cumulative deferred compensation expense recognized in the statement of operations by the weighted average price of the Company's Common Stock during the period.


(2) The computation of pro forma net loss per share is computed on the basis described in (1) above and giving effect to the common shares issued to acquired companies and the related amortization of deferred compensation expense as if acquired on January 1, 1998 and 1997.